EX-10.37

SEVENTH AMENDMENT TO
CURTISS-WRIGHT ELECTRO-MECHANICAL DIVISION
PENSION PLAN

             WHEREAS, pursuant to Section 18 of the Curtiss-Wright Electro-Mechanical Division Pension Plan (“the Plan”), the Administrative Committee (the “Committee”) may amend the Plan; and

             WHEREAS, the Committee desires to amend the Plan to reflect certain amendments requested by the Internal Revenue Service as a condition to its issuance of a favorable determination of the Plan’s qualified status under Section 401(a) of the Internal Revenue Code;

             NOW, THEREFORE, IT IS RESOLVED that the Plan is amended in the following respects, effective as of October 29, 2002:

1.	Subsection 1.12.C. is amended by adding a new category (4) to read as follows:

(4)

In the event an Employee separates from service and is subsequently reemployed, the Employee’s periods of Eligibility Service accrued both before and after his severance from service shall be aggregated.

2.	Subsection 1.12. is amended by adding a new Subsectionl.12.l to read as follows:

I.

In computing an employee’s Eligibility Service, all periods of service as an employee rendered with an Affiliated Entity, an Excluded Unit or with the Employer in a classification ineligible to participate in the Plan shall be recognized as Eligibility Service to the same extent such service would be counted as Eligibility Service if such service had been rendered as an Employee in accordance with the provisions of section 411(a)(4) of the Code.

3.	Subsection 3.A. is amended by adding the following sentences at the end thereof:

An Employee shall make such election within the 30-day period following the date he is notified of his eligibility to participate in the Plan. An Employee who elects to contribute within said 30-day period shall commence participating in the Plan on his date of employment as an Employee.

4.	Appendix A.3.B. is amended by adding the following sentence at the end thereof:

An Employee who is a Non-Key Employee shall be entitled to accrue a minimum benefit under this paragraph 3.8. regardless of the Employee’s level of compensation and regardless of whether the Employee declined to make mandatory contributions; provided, however, that a part-time Employee or Casual Employee who is regularly scheduled to work less than 24 hours per week shall only accrue a benefit under this paragraph 3.B if he completes at least 1000 hours in the applicable accrual computation period.

IN WITNESS WHEREOF, this amendment has been executed on this 11th day of July, 2006.